UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 8, 2007 (June 6, 2007)

AMPAL-AMERICAN ISRAEL CORPORATION
(Exact Name of Registrant as Specified in Charter)

New York	0-538	13-0435685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Arlozorov Street, Tel Aviv, Israel	62098
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	1-866-447-8636

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01	Other Events.

Formation of Joint Venture to Hold Interest in East Mediterranean Gas Co. S.A.E.

Joint Venture

On June 6, 2007, the Company, through a wholly owned subsidiary Merhav Ampal Energy Ltd. (“MAE”), entered into an agreement with Merhav (m.n.f.) Ltd. (“Merhav”) and certain Israeli institutional investors (the “Investors”) providing for the establishment of a joint venture to purchase and hold shares of East Mediterranean Gas. Co. (S.A.E.), an Egyptian corporation (“EMG”). The terms of the transaction provide that the joint venture will purchase, with funds provided by the Investors, a 1.8% interest in EMG from Merhav for a purchase price of approximately $40 million. The price being paid is the same purchase price (on a per share basis) paid by MAE in its last purchase of beneficial interests in EMG in December 2006. The Investors will have a 50% interest in the joint venture for their $40 million contribution. MAE will contribute a 1.8% interest in EMG in exchange for the remaining 50% interest in the joint venture. The transaction is subject to customary closing conditions and is expected to close within the next 60 days.

The joint venture entity will be a newly formed Israeli limited partnership, "Merhav Ampal Energy Holdings, LP" (the “Partnership”), whose general partner will be a newly formed Israeli company equally owned by Ampal and the Israeli Infrastructure Fund (“IIF”), one of the Investors. MAE and the Investors will be limited partners. The general partner shall manage the partnership through a 4 person board of directors, two of whom will be appointed by Ampal and two of whom shall be appointed by Israeli Infrastructure Fund. If a deadlock on the board of directors of the general partner occurs in connection with certain major decisions relating to EMG (such as changes in EMG’s organizational documents or dividend policy, the sale, merger or liquidation of EMG, capital calls by EMG, approval of material and related party agreements, new issuances by EMG and the exercise of preemptive rights), the general partner will cause the shares of EMG held by the Partnership to be voted pro rata in accordance with the wishes of Ampal and IIF.

EMG is an Egyptian joint stock company which has been given the right to export natural gas from Egypt to Israel and other locations in the East Mediterranean basin via an underwater pipeline. The pipeline, which EMG expects to be completed during the first quarter of 2008, will run from El-Arish, Egypt to Ashkelon, Israel.

Amended Shareholder’s Agreement

In connection with the closing of the joint venture, MAE, Merhav and the Partnership will enter into an Amended and Restated Agreement of Certain Shareholders (the “Amended Shareholders Agreement”) modifying the current agreement between MAE and Merhav setting out certain agreements with respect to their EMG Shares.

The Amended Shareholders Agreement will provide that if a shareholder proposes to sell its EMG interest to an unaffiliated third party, the other shareholders will have a right to participate on a pro rata basis.

The Amended Shareholders Agreement will also provide that to the extent the holdings of the shareholders entitle them to appoint two directors of EMG, one director shall be selected by Merhav after consultation with MAE and one director shall be selected by the Partnership. In addition, the consent of 93% percent (subject to adjustment) of the EMG shares held by the shareholders must be obtained before a vote by any shareholder for or against certain major decisions, including changes in EMG’s organizational documents, a public offering or other issuances by EMG, capital calls by EMG changes in dividend policy, approval of special distributions, and approval of material and related party Agreements.

The Amended Shareholder Agreement also will provide for each shareholder to have preemptive rights with respect to new issuances by EMG. If a shareholder does not desire to use its preemptive rights the other shareholders, to the extent possible, may utilize the non-participating shareholder’s preemptive rights on a pro rata basis.

The Amended Shareholder Agreement will be entered into at the closing of the joint venture. The forgoing description of the Amended Shareholder’s Agreement does not purport to be complete and is qualified in its entirety by reference to the Form of Amended Shareholders Agreement filed as Exhibit 10.1 hereto.

A copy of the Company’s press release announcing this transaction is attached hereto as Exhibit 99.1 and is incorporated in this report by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Form of Amended and Restated Agreement of Certain Shareholders of East Mediterranean Gas Co.
99.1	Press release of Ampal-American Israel Corporation regarding the agreement to form of a joint venture with Israeli Institutional Investors with respect to EMG, dated June 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 2007

AMPAL-AMERICAN ISRAEL CORPORATION

By:	/s/ Yoram Firon
Name:	Yoram Firon
Title:	Vice President – Investments and Corporate Affairs

EXHIBIT INDEX

10.1	Form of Amended and Restated Agreement of Certain Shareholders East Mediterranean Gas Co.
99.1	Press release of Ampal-American Israel Corporation regarding the agreement to form of a joint venture with Israeli Institutional Investors with respect to EMG, dated June 7, 2006.

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